 Filed Pursuant to Rule 433
 Registration No. 333-269690
FINAL TERM SHEET
Philip Morris International Inc.
Dated September 5, 2023
5.250% Notes due 2028
5.500% Notes due 2030
5.625% Notes due 2033
Issuer:
Philip Morris International Inc.
Offering Format:
SEC Registered
Security:
5.250% Notes due 2028 (the “2028 Notes”)
5.500% Notes due 2030 (the “2030 Notes”)
5.625% Notes due 2033 (the “2033 Notes”)
Aggregate Principal Amount:
2028 Notes: $650,000,000
2030 Notes: $700,000,000
2033 Notes: $1,000,000,000
Maturity Date:
2028 Notes: September 7, 2028
2030 Notes: September 7, 2030
2033 Notes: September 7, 2033
Coupon:
2028 Notes: 5.250%
2030 Notes: 5.500%
2033 Notes: 5.625%
Interest Payment Dates:
2028 Notes: Semi-annually on each March 7 and September 7, commencing March 7, 2024
2030 Notes: Semi-annually on each March 7 and September 7, commencing March 7, 2024
2033 Notes: Semi-annually on each March 7 and September 7, commencing March 7, 2024
Record Dates:
2028 Notes: February 21 and August 23
2030 Notes: February 21 and August 23
2033 Notes: February 21 and August 23
Price to Public:
2028 Notes: 99.191% of principal amount
2030 Notes: 98.830% of principal amount
2033 Notes: 98.137% of principal amount
Underwriting Discount:
2028 Notes: 0.300% of principal amount
2030 Notes: 0.350% of principal amount
2033 Notes: 0.450% of principal amount
Net Proceeds:
2028 Notes: $642,791,500 (before expenses)
2030 Notes: $689,360,000 (before expenses)
2033 Notes: $976,870,000 (before expenses)
Benchmark Treasury:
2028 Notes: 4.375% due August 31, 2028
2030 Notes: 4.125% due August 31, 2030
2033 Notes: 3.875% due August 15, 2033

Benchmark Treasury Price/Yield:
2028 Notes: 99-30 1∕4 / 4.387%
2030 Notes: 98-20 / 4.355%
2033 Notes: 96-25+ / 4.274%
Spread to Benchmark Treasury:
2028 Notes: +105 basis points
2030 Notes: +135 basis points
2033 Notes: +160 basis points
Yield to Maturity:
2028 Notes: 5.437%
2030 Notes: 5.705%
2033 Notes: 5.874%
Optional Redemption:
2028 Notes:
Prior to August 7, 2028: Make-whole redemption at Treasury plus 20 bps
On or after August 7, 2028: Redemption at par
2030 Notes:
Prior to July 7, 2030: Make-whole redemption at Treasury plus 25 bps
On or after July 7, 2030: Redemption at par
2033 Notes:
Prior to June 7, 2033: Make-whole redemption at Treasury plus 25 bps
On or after June 7, 2033: Redemption at par
Settlement Date (T+2):
September 7, 2023
CUSIP/ISIN:
2028 Notes:   CUSIP Number: 718172 DC0
ISIN Number:   US718172DC02
2030 Notes:   CUSIP Number: 718172 DD8
ISIN Number:   US718172DD84
2033 Notes:   CUSIP Number: 718172 DE6
ISIN Number:   US718172DE67
Listing:
None
Joint Book-Running Managers:
Barclays Capital Inc.
BofA Securities, Inc.
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Standard Chartered Bank
Senior Co-Manager:
UBS Securities LLC
Co-Managers:
Bank of China (Europe) S.A.
Intesa Sanpaolo IMI Securities Corp.

Allocations:	2028 Notes	2030 Notes	2033 Notes
Barclays Capital Inc.	97,500,000	105,000,000	150,000,000
BofA Securities, Inc.	97,500,000	105,000,000	150,000,000
Deutsche Bank Securities Inc.	97,500,000	105,000,000	150,000,000
Citigroup Global Markets Inc.	97,500,000	105,000,000	150,000,000
HSBC Securities (USA) Inc.	97,500,000	105,000,000	150,000,000
Standard Chartered Bank	97,500,000	105,000,000	150,000,000
UBS Securities LLC	32,500,000	35,000,000	50,000,000
Bank of China (Europe) S.A.	16,250,000	17,500,000	25,000,000
Intesa Sanpaolo IMI Securities Corp.	16,250,000	17,500,000	25,000,000
Total	$650,000,000	$700,000,000	$1,000,000,000
No EEA or UK PRIIPs KID — No EEA or UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA or the UK.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, BofA Securities, Inc. toll free at 1-800 294-1322 or Deutsche Bank Securities Inc. toll free at 1-800-503-4611.